Exhibit (a)(1)(J)

GREENHILL & CO., INC.

OFFER TO PURCHASE FOR CASH

UP TO 12,000,000 SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE OF $17.25 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 25, 2017, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

October 10, 2017

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by Greenhill & Co., Inc., a Delaware corporation (“Greenhill” or the “Company”), to act as Dealer Manager in connection with Greenhill’s offer to purchase for cash up to 12,000,000 shares of its Common Stock, par value $0.01 per share (the “Shares”), at a price of $17.25, net to the seller in cash, less any applicable withholding taxes and without interest (the “Purchase Price”), upon the terms and subject to the conditions set forth in Greenhill’s Offer to Purchase, dated September 27, 2017, the Supplement to Offer to Purchase, dated October 10, 2017 (together, the “Offer to Purchase”), and in the related Amended Letter of Transmittal (the “Letter of Transmittal”, which together with the Offer to Purchase, as they may be supplemented or amended from time to time, constitute the “Offer”). All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, Greenhill will pay the Purchase Price, subject to the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase, for Shares properly tendered in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Shares tendered pursuant to the Offer. However, because of the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase, all of the Shares tendered may not be purchased if more than 12,000,000 Shares are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at Greenhill’s expense promptly after the Expiration Date.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer, however, is subject to other conditions that are set forth in Section 7 of the Offer to Purchase, including the Financing Condition. The Company’s obligation to accept and pay for Shares properly tendered and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions.

The Company expressly reserves the right, in its sole discretion, to elect to purchase more than 12,000,000 Shares in the Offer, subject to applicable law. See Section 1 of the Offer to Purchase.

As of September 25 2017, Greenhill had 29,638,437 issued and outstanding Shares (and 5,560,299 Shares reserved for issuance upon vesting of all outstanding RSUs and 1,159,420 shares expected to be issued in the Chairman Purchase and the CEO Purchase described in Section 11 of the Offer to Purchase). If the Offer is fully subscribed, the Offer will result in the repurchase by Greenhill of 12,000,000 Shares, which would represent approximately 40% of its issued and outstanding Shares, or 33% of its outstanding Shares on a fully diluted basis.

As described in the Offer to Purchase, if less than 12,000,000 Shares are properly tendered and not properly withdrawn, Greenhill will buy all Shares properly tendered and not properly withdrawn. If more than 12,000,000

Shares (or such greater amount as Greenhill may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, Greenhill will purchase Shares at the Purchase Price in the following order of priority:

First, Greenhill will purchase all odd lots of less than 100 Shares from stockholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in the Offer to Purchase) will not qualify for this preference);

Second, after purchasing all the odd lots that were properly tendered and not properly withdrawn, Greenhill will purchase Shares from all other stockholders who properly tender Shares and who do not properly withdraw them before the Expiration Date (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until Greenhill has acquired 12,000,000 Shares (or such greater amount as Greenhill may elect to purchase, subject to applicable law); and

Third, only if necessary to permit Greenhill to purchase 12,000,000 Shares (or such greater amount as Greenhill may elect to purchase, subject to applicable law), Greenhill will purchase Shares from stockholders who have properly tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase, dated September 27, 2017, and the Supplement to Offer to Purchase, dated October 10, 2017 (together, the “Offer to Purchase”);

2. The Amended Letter of Transmittal (the “Letter of Transmittal”) for your use and for the information of your clients, together with the accompanying IRS Form W-9;

3. The Amended Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery”) to be used to accept the Offer if the certificates for the Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, the procedure for book-entry transfer cannot be complied with by the Expiration Date or if other required documents cannot be delivered to the Depositary by the Expiration Date; and

4. A printed form of letter that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining the clients’ instructions with regard to the Offer.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 11:59 P.M., New York City time, on October 25, 2017, unless the Offer is extended.

For Shares to be tendered properly pursuant to the Offer:

1. The certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees (or, in the case of book-entry transfer, an “Agent’s Message” as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary; or

2. The tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

The Company will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers and commercial banks for reasonable and necessary costs and expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Greenhill, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. Greenhill will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in the Offer to Purchase.

Requests for additional copies of the enclosed materials and any inquiries you may have with respect to the Offer should be addressed to Georgeson, LLC, as Information Agent, toll free at (877) 278-4775.

Very truly yours,

Greenhill & Co., LLC

THE COMPANY IS NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, STOCKHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO, PROVIDED THAT THE COMPANY WILL COMPLY WITH THE REQUIREMENTS OF RULE 13E-4(F)(8) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. HOWEVER, THE COMPANY MAY, AT ITS DISCRETION, TAKE ANY ACTIONS NECESSARY FOR GREENHILL TO MAKE THE OFFER TO STOCKHOLDERS IN ANY SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER IS BEING MADE ON THE COMPANY’S BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF GREENHILL, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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